UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

March 26, 2010
Date of Report (Date of earliest event reported)

URANIUM INTERNATIONAL CORP.
(Exact name of registrant as specified in its charter)

Nevada	000-52660	20-1769847
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10475 Park Meadows Drive, Suite 600 Lone Tree, Colorado	80124
(Address of principal executive offices)	(Zip Code)

(720) 279-2377
Registrant's telephone number, including area code

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Section 3 - Securities and Trading Markets

Item 3.02   Unregistered Sales of Equity Securities.

Effective on March 26, 2010, the Board of Directors of Uranium International Corp. (the "Company") authorized the settlement of debt with two creditors (collectively, the "Creditors"), which debt consisted of outstanding advances, loans and accrued interest and other amounts aggregating $375,000 and $25,000, respectively (collectively, the "Debt"). The Company memorialized the incurrence of the Debt through the issuance to the Creditors of two convertible promissory notes in the principal amount of $375,000 and $25,000, respectively (the "Convertible Promissory Notes"). The terms of the Convertible Promissory Notes provided that in the event the Company was unable to repay the Debt, the Debt could be satisfied by way of conversion of the Debt into shares of the Company's restricted common stock at the rate of $0.05 per share. The Convertible Promissory Notes were issued to two non-United States residents in reliance on Regulation S promulgated under the United States Securities Act of 1933, as amended (the "Securities Act").

The Creditor holding the $375,000 Convertible Promissory Note entered into assignments dated March 26, 2010 (collectively, the "Assignments") with four assignees (collectively, the "Assignees"), pursuant to which the Creditor assigned a proportionate right of its title and interest in and to its $375,000 Debt evidenced by its Convertible Promissory Note to the Assignees.

Subsequently, the Company received notices of conversion (collectively, the "Notices of Conversion"), from the four Assignees as well as the Creditor holding the $25,000 Convertible Promissory Note (the "$25,000 Creditor") pursuant to which the Assignees and the $25,000 Creditor converted their respective right, title and interest in and to Debt and the Convertible Promissory Notes into shares of common stock at the rate of $0.05 per share.

Further effective on March 26, 2010, the Board of Directors of the Company authorized the issuance of an aggregate of 8,000,000 shares of its common stock proportionately to the Assignees and the $25,000 Creditor in accordance with the terms and provisions of the Notices of Conversion and the Convertible Promissory Notes. The shares of common stock were issued to five non-United States residents in reliance on Regulation S promulgated under the Securities Act.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

URANIUM INTERNATIONAL CORP.
DATE: May 7, 2010.	"William Thomas" Name: William Thomas Title: Secretary/Treasurer, Chief Financial Officer and a director

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